Exhibit 16.01

June 25, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for VTEX and, under the date of May 14, 2020, we reported in accordance with International Standards on Auditing (ISA) and Brazilian Auditing Standards (BR GAAS) on the consolidated financial statements prepared under International Financial Reporting Standards applicable for Small and Medium-sized entities (IFRS for SMEs) as issued by the International Accounting Standards Board (IASB) of VTEX as of and for the year ended December 31, 2019. On May 14, 2020, we were dismissed. We have read VTEX’s statements included under “Change in Registrant’s Certifying Accountant” of its Form F-1 dated June 25, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with VTEX’s statement that the change was approved by the audit committee of VTEX and we are not in a position to agree or disagree with VTEX´s statement that PricewaterhouseCoopers Auditores Independentes was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on VTEX consolidated financial statements.

Very truly yours,

/s/ KPMG Auditores Independentes